        Exhibit 10.3
Discover Financial Services
Severance Plan
Summary Plan Description
2019

The Discover Financial Services Welfare Benefits Plan (Plan) includes a variety of welfare benefits, including the plan of Discover Financial Services and its domestic affiliates (Discover), regarding severance pay and pay in lieu of notice of termination (Severance Plan).

The Plan is a “welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and shall be construed in a manner consistent with such intent. Severance payments made under the Severance Plan are funded entirely from general corporate assets.

This booklet is the Summary Plan Description (SPD) for the Severance Plan as in effect on November 1, 2019, and is the Program Document, as defined under the Plan and describes the severance benefits offered under the Plan. This SPD explains the applicable terms of the Severance Plan in easy-to-understand language. Additional SPDs are available for other benefits offered under the Plan, including medical, dental, vision, life, disability, etc. This booklet and certain other documents, including such other SPDs, any applicable insurance contracts, and any other applicable plan documents together make up the official Plan documents. If there is any conflict between the information in the Plan documents and any other materials, including any verbal representation, the Plan documents control. Any prior severance plan, policy, guidelines, SPDs or informal practice with respect to the payment of severance, separation or termination pay are superseded by this document. Discover Financial Services is the Plan sponsor and reserves the right to amend or discontinue the Plan and/or the Severance Plan at any time in its sole discretion.

You should read the SPD carefully and keep it with your other important papers for future reference.

Covered Employees

The following U.S. employees may become eligible to receive severance pay under the Severance Plan:

•Full-time employees
•Flex part-time employees
•Regular part-time employees
•Part-time employees

(collectively known as "Employee(s)")
An Employee must be in active employment as shown on the Discover® payroll, on a paid leave of absence or, solely to the extent required by law, on an unpaid leave of absence in order to be an Employee. Individuals who are: (a) classified by Discover and its affiliates as non-U.S. benefits-eligible workers, including, but not limited to, interns, summer associates, temporary workers, contingent workers, as well as individuals classified by Discover and its affiliates as leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or Federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which Discover or an affiliate is a party, unless such agreement provides for participation in the Severance Plan; or (c) hired in connection with an acquisition agreement entered into on or after January 1, 2008, unless such agreement provides for participation in the Severance Plan, are not eligible to participate in the Severance Plan.

Any individual who is employed as a fixed-term employee is not an Employee and is not eligible to participate in the Severance Plan. Discover classifies Employees under the Discover Financial Services Employee Classification and Type Policy.

The determination of whether an individual is an Employee shall be made by the Plan Administrator in its sole discretion.

Eligibility for Severance Pay

An Employee is eligible to receive severance pay if the Employee is involuntarily terminated by notice with a termination date on or after November 1, 2019 by Discover, as detailed below:

•Due to an economic release, which is defined as the permanent closing of an office or facility, elimination of a job or position or a permanent reduction in staff. Whether a release is an economic release shall be conclusively determined by the Plan Administrator in his/her sole discretion.
•Due to an increase and/or addition of skills required of an Employee’s current position, as determined by the Plan Administrator.

An Employee shall be ineligible for any benefits under the Severance Plan unless he or she signs a waiver and release agreement in such form, and within such time, as is acceptable to Discover in its sole discretion. Discover may require more than one waiver and release in accordance with this paragraph.

An Employee shall be ineligible for any severance pay benefits under the Severance Plan if any of the following apply, each of which shall be conclusively determined by the Plan Administrator in his/her sole discretion:

•The Employee applies for an open position with Discover and is offered the job (regardless of grade level or responsibility).
•The Employee is offered an alternative position, in writing, with Discover prior to the Employee’s planned termination date with Discover that is:

1.of comparable responsibility, authority and job duties
2.at or above the pay grade, and in all material respects provides the same incentive opportunity other than any Discover-initiated across-the-board reductions in compensation, including incentive opportunities, affecting substantially all eligible Discover Employees; and
3.not more than thirty-five (35) miles from the location of the Employee’s job with Discover immediately prior to the involuntary termination.

•The Employee’s termination results from a merger, acquisition or other form of corporate reorganization, such as a sale or spin-off of a business unit, and the Employee has been offered a position, in writing, with the acquiring or successor entity or any affiliate prior to the Employee’s planned termination date that is:

1.of comparable responsibility, authority and job duties
2. at or above the pay grade, and in all material respects provides the same incentive opportunity (other than any Discover-initiated, across-the-board reductions in compensation, including incentive opportunities, affecting substantially all eligible Discover Employees) of, and
3. not more than thirty-five (35) miles from the location of the Employee’s job with Discover immediately prior to the involuntary termination.

•The Employee has been laid off, and there is a reasonable expectation, in the opinion of Discover, that the Employee’s layoff will be temporary and that he or she will be recalled to work by Discover within 60 days of the date the Employee is laid off.
•The Employee is terminated for performance or conduct.
•The Employee acts to the detriment of Discover after being notified that he/she will be terminated.
•The Employee voluntarily terminates employment with Discover by quitting, resigning, abandoning his/her job, or has provoked such termination.
•The Employee is covered by an individual employment agreement or other contractual arrangement providing for severance benefits, separation pay, or any other form of termination pay, payments or post termination benefits, or which contains a provision requiring the individual to be given notice prior to termination.
•The Employee fails to return all Discover property within seven days following termination of employment (or any shorter period that may be established by Employee’s business unit), including, but not limited to, files, records, keys, product samples, credit cards, building access card, computer equipment, fax, answering machines, cell phones and wireless email devices.
•The Plan Administrator requests that the Employee remain an active Employee for a period of time following notice of termination during which the Employee continues to perform his/her job duties as required by Discover (working notice period) and the Employee fails to complete such period.

Amount of Severance Pay

Employees eligible for severance pay shall receive an amount based upon the length of the Employee’s service as an Employee (Service) and employment status at termination.

Employees	Weeks per Year of Service	Minimum Weeks of Severance
Nonexempt	2	4
Exempt Grades 1-7	2	4
Exempt Grades 8-9	2	8
Directors	3	26
Vice President and Above	3	52

Partial years of Service shall be considered for purposes of calculating severance pay. If an employee is rehired, or otherwise has gaps in service, only the most current period of service is used for purposes of calculating severance pay.

The maximum severance pay payable under the Severance Plan is 52 weeks.

In addition, Employees eligible for the Corporate Bonus Program will also receive an amount equal to the Employee’s target annual cash bonus, adjusted on a pro-rata basis by multiplying the target annual cash bonus by a fraction where the numerator is the number of days of the applicable calendar year through which the Employee was employed by Discover, and the denominator is the number of days of the applicable calendar year (either 365 or 366 as applicable). This calculation applies to the target annual cash bonus for the year that includes the date of the Employee’s termination, and for the prior year unless the annual cash bonus for the prior year has been paid by the date of the Employee’s termination.

Reduction of Severance Pay

Unless Discover®, in its sole discretion, determines otherwise, severance pay shall be reduced by the amount of any severance or termination pay, or pay in lieu of notice, paid or required to be paid to the Employee under any applicable law, including the Worker Adjustment and Retraining Notification Act (WARN) and any similar state laws.

Any severance paid under this Severance Plan may be further reduced to the extent necessary to take into account any outstanding financial obligations the Employee has to Discover. Any reduction determinations will be made by Discover in its sole discretion.

When Payments are Made

Upon the acceptance by Discover of the Employee’s fully executed waiver and release agreement in a form acceptable to Discover in its sole discretion, Discover will pay the severance benefits in a lump sum cash payment to the former Employee within the time frame as specified in the waiver and release agreement.

Discover shall cause to be withheld from severance payments such Federal and state income taxes, payroll and other applicable taxes, and deductions as Discover deems appropriate. Taxes on severance amounts will be withheld using the supplemental rates, which are fixed rates during the applicable year. Exemptions do not apply to adjust the amount of tax withholdings taken from these payments. In addition, benefit deductions (i.e. 401(k) Plan deferrals) may not be withheld from your severance pay.

No benefits payable under the Severance Plan can be assigned, pledged, alienated or subject to any lien. As a result, your benefit is not subject to garnishment, attachment or other creditor’s process.

Re-employment Following Notice of Termination

If an Employee is re-employed by Discover or successor within one year of the Employee’s offer of severance and termination, he/she will be required to repay to Discover, as a condition to such re-employment the amount of the severance payment received that is in excess of what would have been received as base salary (as determined by Discover), if the Employee had remained employed by Discover from the Termination Date through the rehire date. Any re-employment or repayment under this provision will not affect the validity of any previously executed waiver and release agreement.

Outplacement Assistance and Other Benefits

Employees who receive severance pay will have access to the services of an outplacement agency to assist the employee in finding suitable employment based upon employment status. The outplacement agency will be determined by Discover in its sole discretion.

Employees	Outplacement Services
Nonexempt	3 months
Exempt Grades 1-7	4 months
Exempt Grades 8-9	6 months
Directors	9 months
Vice President and Above	12 months

Benefits coverage for Employees and their covered family members will terminate as a result of termination of employment, in accordance with the terms of each respective employee benefit plan. However, Employees and their covered family members will be provided with the opportunity to continue as participants at their own expense in Discover® group health plans, pursuant to the terms of those plans to the extent required by applicable law, including COBRA.

Employees who receive severance benefits will receive an additional severance payment, payable at the same time as severance pay equal to the applicable premiums for group health plan coverage in place prior to their termination of employment, plus an additional payment for income taxes multiplied by a continuation period as provided below:

Employees	Months of Cobra Payment
Nonexempt	3 months
Exempt Grades 1-7	4 months
Exempt Grades 8-9	6 months
Directors	9 months
Vice President and Above	12 months

Pay

For purposes of this Severance Plan, pay used to calculate benefits generally shall be the Employee's annual base or regular pay, and for Corporate Bonus Program eligible Employees ("bonus-eligible Employees") will also include the applicable target annual cash bonus.

For Employees who work less than full-time, pay will be calculated using base or regular pay averaged over the most recent six full biweekly pay periods, then annualized, plus for bonus-eligible Employees, will also include the applicable target annual cash bonus.

In the case of Employees compensated on a draw plus commissions-only basis, pay shall mean the Employee’s annual draw or another amount determined by the Plan Administrator in its sole discretion to reflect a regular pay rate plus, for bonus-eligible Employees, will also include the applicable target annual cash bonus.

For all Employees, pay shall exclude such items as taxable fringe benefits, equity compensation, incentive pay, bonuses other than under the Corporate Bonus Program, overtime or other premium pay. The amount of pay considered under the Severance Plan shall be conclusively determined by the Plan Administrator.

Administration of the Severance Plan

The Discover Financial Services Employee Benefits Committee (or its delegate) is the Plan Administrator.

The Plan Administrator has authority to control and manage the operation and administration of the Severance Plan and make such rules and regulations and take such actions to administer the Severance Plan as she/he may deem appropriate, including paying severance benefits under this Severance Plan, in its sole discretion. The Plan Administrator’s duties are carried out on its behalf by its delegates (who act in their own capacity as such and not as individual fiduciaries). The Plan Administrator has delegated administrative authority to carry out its duties to the Director of Employee Relations at Discover. The Plan Administrator may also engage the services of other persons or organizations, such as actuaries, attorneys, accountants and consultants to render advice and perform services. The Plan Administrator, in its capacity as “named fiduciary” as defined under Section 402(a)(2) of ERISA, shall have the sole discretionary authority to find facts, to interpret and construe the terms of the Severance Plan and to determine eligibility for benefits in accordance with the terms of the Severance Plan. Any construction or interpretation of the Severance Plan’s terms or determination made by the Plan Administrator as to facts or eligibility for benefits shall be final and binding upon Discover, Employees and their spouses/domestic partners, dependents, heirs, successors and assigns, unless such construction, interpretation or determination is finally determined by a court of competent jurisdiction to be arbitrary or capricious.

Other Important Information

Administrative Information

The Discover Financial Services Welfare Benefits Plan (the “Plan”) includes a variety of welfare benefits, including the Severance Plan. The Plan is an unfunded welfare benefit plan, subject to ERISA, providing among other benefits, severance pay benefits. The Plan is sponsored and maintained by Discover Financial Services.

The Employer Identification Number for Discover Financial Services is 36-2517428. The Severance Plan is part of the Plan. The Plan Identification Number is 501.

Plan Sponsor

Discover Financial Services
c/o myHR Service Center
P.O. Box 563906, Charlotte, NC 28256
844-DFS-myHR (844-337-6947)

Plan Administrator and Named Fiduciary

Discover Financial Services Employee Benefits Committee
c/o myHR Service Center
P.O. Box 563906, Charlotte, NC 28256
844-DFS-myHR (844-337-6947)

Agent for Service of Legal Process

The designated agent for the service of legal process is:

Law and Compliance Department
Attn: General Counsel
Discover Financial Services
2500 Lake Cook Road, Riverwoods, IL 60015

Service of legal process also may be made on the plan administrator.

Participating Employers

All majority-owned U.S. subsidiaries and affiliates of Discover® with U.S. employees are employers participating in the Plan except for certain affiliates acquired after January 1, 2008, which do not participate in the Plan.

As of November 1, 2019, the list of participating employers includes:

•Discover Financial Services
•Discover Bank
•Discover Products Inc.
•Pulse Network LLC
•DFS Services LLC
•DFS International Inc.
•Diners Club International Ltd.
•The Student Loan Corporation
•DFS Corporate Services LLC
•Discover Home Loans, Inc.

An updated list of employers participating in the Plan may be obtained by written request to the Plan Administrator at the address shown. Plan participants and beneficiaries may also receive, upon written request to the Plan Administrator, information as to whether a particular employer participates in the Plan and, if the employer does participate, the employer’s address.

Severance Plan Funding

The Severance Plan is an unfunded Plan. All severance payments are made from Discover® general assets.

Plan Year

The Plan Year runs from January 1 through December 31.

If the Plan and/or the Severance Plan Is Terminated or Modified

Although Discover and its affiliates expect to continue the Plan and the Severance Plan indefinitely, Discover by action of its Head of Human Resources, necessarily reserves the right to amend, modify or discontinue the Plan or any benefits under the Plan, including severance benefits, at any time for any reason or from time to time.

Plan Documents Govern

To the extent there is any inconsistency between the terms of this document or any other document or verbal representation, the terms of this Plan document govern.

No Guarantee of Employment

Neither this booklet nor participation in the Plan is a guarantee of continued employment.

Discretionary Authority of Plan Administrator and Other Plan Fiduciaries

In carrying out their respective responsibilities under the Plan, the Plan Administrator and other Plan fiduciaries shall have the exclusive right and discretionary authority to make any findings necessary or appropriate for any purpose under the Plan, including to interpret the terms of the Plan and to determine eligibility for and entitlement to Plan benefits, including severance benefits under the Severance Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious.

Indemnification

To the fullest extent permitted by law, Discover and its affiliates will indemnify and hold harmless the Plan Administrator, each member of the Employee Benefits Committee, the Claims Committee, the Hearing Panel and each other employee, officer and director of Discover or of any member of the company’s affiliates, to whom fiduciary responsibilities are delegated under the Plan against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of Discover) arising out of any act or omission to act, except in the case of willful misconduct or lack of good faith. This paragraph shall not supersede any separate agreement or contract between Discover or an affiliate, the Plan Administrator, the Employee Benefits Committee, the Claims Committee or the Hearing Panel and any other person to whom fiduciary responsibilities are delegated.

Governing Law

The Plan shall be governed by Federal law, and, to the extent not pre-empted by Federal law, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), the laws of the State of Illinois.

Your Erisa Rights

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•Examine, without charge, at the Plan Administrator’s office and at other specified locations such as work sites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and a copy of the most recent Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits to which you are entitled under the Plan or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact your HR Representative. For more information about your rights under ERISA and other laws affecting benefit plans, contact the nearest office of Employee Benefits Security Administration (EBSA); U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, EBSA, U.S. Department of Labor, 200 Constitution Avenue NW, Washington DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the EBSA or by visiting the EBSA website at www.dol.gov/ebsa.

Claiming Benefits

Claims and Appeals Process Under the Plan

The following is a general summary of the claims and appeals process for the Plan. All claims for benefits under the Plan, including all alleged administrative or other errors, must be filed in accordance with the claims procedures. In most cases, benefits to which you are entitled are paid upon your eligibility for benefits under the Plan without a request.

If you believe you are entitled to benefits under the Plan, you may contact your HR Representative. If your HR Representative advises you that you are not eligible for severance benefits under the Plan and you disagree, you may file a claim for benefits. A “claim” is your first request for a review of the denial, and an “appeal” is your second request for review of the denial.

If My Initial Request for Payment Is Denied, How Do I File a Claim for Benefits?

You or an authorized representative (your spouse or adult child, or a person authorized, in writing or by a court on your behalf) have the right to file a claim for benefits under the Plan. Your claim must be in writing. Send all documentation that you consider relevant, and a statement of why you believe your claim should be granted, to the Claims Committee c/o Discover myHR. If you are not satisfied with the Claim Reviewer’s decision, you have the right to file an appeal (a second request for a review of your denial).

Who Reviews My Claim or Appeal?

The Claims Committee is the Reviewer responsible for reviewing claims for benefits under the Plan. If the amount involved is $20,000 or less, your claim may instead be decided by Discover Financial Services’ Director of Benefits (or delegate). The Director of Benefits, in his or her sole discretion, determines whether the amount involved exceeds $20,000.

When Must I File a Claim?

Your claim must be filed in a timely manner. You must file your claim within 180 days following the date your initial request for benefits is denied. If you want to file an appeal (the second level review) after your claim (the first level review) is denied, you must do so within 180 days following the denial of your claim.

You may not bring a lawsuit to recover benefits under this Plan until you have exhausted the Plan’s administrative process described in this booklet. If your appeal is denied, you have the right to file a lawsuit under ERISA, provided you do so before the earliest of:

•Six months following the date of your appeal has been denied;
•Three years following the date benefits under the Plan commenced or services related to the amount you are appealing were performed, as applicable or;
•The end of the otherwise applicable statutory limitation period.

When Will I Receive a Decision on My Claim or Appeal?

Claims will be decided within 90 days of receipt, but a 90-day extension is allowed if the Reviewer needs additional time due to special circumstances, and appeals will be decided within 60 days of receipt, but a 60-day extension is allowed if the Reviewer needs additional time due to special circumstances.

What Happens If My Claim Is Denied?

If your claim is denied, in whole or in part, you will receive a written or electronic notice containing the following information:

•The specific reason for the denial;
•Reference to the specific plan provisions on which the denial is based;
•A description of any additional material or information which you must provide in order to complete your claim and an explanation of why such material or information is necessary;

•Incomplete claims will be treated as part of the request for information and extension process and not as a denial unless you do not respond to the request for information within the required time period; and
•Instruction and deadlines for making an appeal, including a statement of your right to file a lawsuit under ERISA, if your appeal is denied.

How Do I Make an Appeal If My Claim Is Denied?

Your appeal must be in writing. Send a statement of why you believe your appeal should be granted, along with all documentation that you consider relevant, to the Hearing Panel, c/o Discover myHR. You will be provided, upon request and without charge, reasonable access to, and copies of all documents, records and other information relevant to your claim under applicable legal standards.

What Happens If My Appeal Is Denied?

If your appeal is denied, in whole or in part, you will receive a written or electronic notice containing the following information:

•The specific reasons for the denial;
•Reference to the specific plan provisions on which the denial is based;
•A statement that you are entitled to receive, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to your claim under applicable legal standards; and
•A statement of your right to file a lawsuit under ERISA.

May I Have My Appeal Reheard?

No. All decisions of the Hearing Panel are final, conclusive and binding. If, however, you believe that the Reviewer did not follow the terms of the plan or has violated law, you may bring a legal action under ERISA. See the “Your ERISA Rights” section above.

How Do I Contact The Persons And Entities Named In These Procedures?

Send all correspondence and documents to the Claims Committee, Hearing Panel, Director of Benefits or Discover myHR to:
Discover Benefit Determination Review Team
P.O. Box 7105
Rantoul, IL 61866-7105
Fax: 847-554-1295

What Else Should I Know About How The Reviewers Make Decisions?

The Plan Administrator and fiduciaries, including the reviewers, have discretionary authority to interpret the Plan and make determinations under the Plan. Any decision made pursuant to this authority is given full force and effect unless arbitrary or capricious. You may contact Discover myHR by phone, on the Web or by fax as follows:

Benefits Representatives:

844-DFS-myHR (844-337-6947)
8:00am – 6:00pm, Central time, Monday through Friday, except certain holidays

Web site:

digital.alight.com/discover
24 hours a day, seven days a week

Fax:

847-554-1295